Exhibit 1

Joint Filing Agreement

By this Agreement, the undersigned agree that this Statement on Schedule 13G being filed on or about this date, and any subsequent amendments thereto filed by any of us, with respect to the securities of  Kraneshares Bosera MCSI Chaina A is being filed on behalf of each of us.

February 16, 2020

Psagot Investment House Ltd. /s/ Shlomo Pasha By: Shlomo Pasha* Title:Senior Deputy C.E.O C.F.O /s/ Idan Ben Naim By: Idan Ben Naim* Title: VP Head Of Legal Department.
February 12, 2020
Psagot Securities Ltd. /s/ Tamara Direktor ——————————— By: Tamara Direktor * Title: Chief Executive Officer /s/ Elad Sadi ——————————— By: Elad Sadi* Title: Manager of Operations

* Signature duly authorized by resolution of the Board of Directors.